Exhibit 99.1

News From

IGI LOGO

Buena, NJ  08310
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Release Date:    November 18, 2004

Contact:         Frank Gerardi
                 Chairman & Chief Executive Officer
                 IGI, Inc.
                 (856) 697-1441 ext. 102
                 www.askigi.com

              IGI, Inc. Signs New Three Year License Agreement
                            With A Major Customer

BUENA, NJ November18, 2004 - IGI, INC. (AMEX: IG) today announced a new three year licensing agreement with the Company's largest customer. Under the terms of the new agreement, IGI, Inc. will receive a one-time payment for allowing this customer to produce Novasomes(r) microvesicles in-house with IGI, Inc.'s patented Novamix(r) machine. IGI, Inc. will also receive royalty payments based on their in-house production volume. In order to respect our customer's policy, IGI is not using their name in this press release. Additional information can be found in our third quarter 10-Q filing.

The exclusivity clause has been removed under the new agreement, which allows IGI, Inc. to offer its Novasome(r) Micro-Vesicular Technology to a wide range of new customers as well as expanding product lines with existing clients.

"The release of the exclusivity has resulted in over seventy new products being formulated, of which twenty two have been approved, by new and existing customers using our patented Novasome(r) nano-microencapsulation transdermal delivery system", stated Frank Gerardi, IGI's Chairman and CEO.

The statements in this release by Frank Gerardi are forward-looking statements that are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company's products, product mix, the timing of customer orders or deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity and other risks discussed from time to time in the Company's SEC filings. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the release.